Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Third Quarter 2021 Financial Results

Quarterly Revenue Grew 69% Year over Year, Fifth Consecutive Quarter of Record Knomi™ Transactions

BEDFORD, MASS. – October 26, 2021 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software products, solutions and services, today reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 and Recent Operational Highlights

•	Revenue for the first nine months of 2021 exceeded total fiscal year 2020 revenue.

•

Recorded 12 million transactions protected by Knomi™ worldwide in the third quarter of 2021, bringing the total number of transactions YTD to 31 million compared to 11 million transactions in all of 2020.

•

Increased presence in Europe and Latin America by adding new customers and renewing commitments with existing customers, demonstrating the value of the Knomi solution among financial service institutions.

•	Spotlighted the ability of Knomi to meet the high demand for touchless authentication solutions in the wake of the COVID-19 pandemic.

•

Expanded business development and marketing activities through the return of in-person demonstrations at Connect:ID, Identity Week London, and the IAI Annual Educational Conference to showcase leading biometric and digital identity solutions in real-time situations.

•

Enhanced Aware’s thought leadership position in biometrics by publishing several articles in industry trade outlets, including Security Magazine, Airport Technology, Biometric Update and SecurityInfoWatch.

Third Quarter 2021 Financial Results

Revenue for the third quarter of 2021 was $4.2 million, compared to $4.3 million in the second quarter of 2021 and $2.5 million in the same year-ago period. The year-over-year increase in revenue was primarily the result of higher subscription-based revenue related to an increase in transaction volume from existing customers and initiation of Knomi contracts with new customers, as well as higher license revenue from our fixed-fee contracts.

Net loss in the third quarter of 2021 totaled $1.6 million, or $(0.07) per diluted share, which compares to a net loss of $1.5 million, or $(0.07) per diluted share, in the second quarter of 2021 and net loss of $1.8 million, or $(0.08) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the third quarter of 2021 was $1.0 million, compared to adjusted EBITDA loss of $0.9 million in the second quarter of 2021 and adjusted EBITDA loss of $2.1 million, in the same year-ago period. The year-over-year improvement in adjusted EBITDA was a result of increased revenue as we continued to see the benefit of our prior investment in sales and engineering resources.

Cash and cash equivalents totaled $33.3 million as of September 30, 2021, compared to $38.6 million as of December 31, 2020.

First Nine Month 2021 Financial Results

Revenue for the nine months ended September 30, 2021 was $12.9 million, compared to a $7.9 million in the same year-ago period. The increase in revenue was primarily due to higher software license revenue from our fixed fee contracts as well as higher subscription-based revenue related to an increase in transaction volume from new and existing customers.

Net loss for the nine months ended September 30, 2021 was $4.6 million, or $(0.21) per diluted share, which compares to a net loss of $6.0 million, or $(0.28) per diluted share, in the same year-ago period.

Adjusted EBITDA loss for the nine months ended September 30, 2021 was $3.0 million, an improvement compared to adjusted EBITDA loss of $6.6 million in the same year-ago period. The improvement in adjusted EBITDA for the nine-month period was primarily due to the increase in revenue compared to the year-ago period.

Management Commentary

“During the third quarter of 2021 we continued to make meaningful progress in building our sales pipeline and securing new partnerships,” said Bob Eckel, Aware’s chief executive officer. “Our sales and operational traction enabled us to generate 69% year-over-year revenue growth in Q3, bringing our total revenue for the first nine months of 2021 past full year 2020 levels. Importantly, our financial performance is characterized by higher quality and more predictable annual revenue and steady operating expenses, demonstrating the leverage in our model.

“We are capitalizing on the strength of our existing customer base by extending our engagements into longer-term commitments. OEM revenue, where we have our SDK built into hardware for providers, has rebounded significantly from last year. We successfully completed a major program ahead of schedule and will be transitioning to add-on sales in the coming quarters. Our balance sheet remains robust as we continue to evaluate strategic opportunities to accelerate our growth and add scale. The momentum in the business is very positive and we remain confident in our ability to deliver solid results as we work toward the end of the fiscal year.”

About Aware

Aware, a global leader in productized biometrics software products, solutions, and services, provides critical biometric functionality to collect, manage, process, and match biometric images and data for identification and authentication. With its decades-long experience, Aware is a market leader in liveness detection and multi-modal fusion to protect client and business processes through fingerprint, face, iris, and voice matching algorithms, mobile biometric capture and authentication software, a biometric workflow and middleware platform, and a fully scalable ABIS. Aware’s device-agnostic, integration-ready, and customer-managed products enable ease-of-use for enterprises to empower individuals to own their identities. Aware serves customers across a multitude of industries, including financial services, enterprise security, healthcare, human resources, citizen ID, border management, law enforcement, defense, and intelligence. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Software licenses	$2,197	$796	$6,287	$3,176
Software maintenance	1,526	1,368	4,830	4,110
Services	452	310	1,739	597

Total revenue	4,175	2,474	12,857	7,883

Costs and expenses:
Cost of services	243	149	933	483
Research and development	2,307	2,332	7,067	7,027
Selling and marketing	1,631	1,306	4,785	3,771
General and administrative	1,574	1,207	4,644	4,170

Total costs and expenses	5,755	4,994	17,429	15,451

Operating loss	(1,580)	(2,520)	(4,572)	(7,568)
Interest income	1	7	3	174

Loss before provision for (benefit from) income taxes	(1,579)	(2,513)	(4,569)	(7,394)
Provision for (benefit from) income taxes	—	(736)	—	(1,416)

Net loss	($1,579)	($1,777)	($4,569)	($5,978)

Net loss per share – basic	($0.07)	($0.08)	($0.21)	($0.28)
Net loss per share – diluted	($0.07)	($0.08)	($0.21)	($0.28)
Weighted-average shares – basic	21,532	21,476	21,508	21,452
Weighted-average shares – diluted	21,532	21,476	21,508	21,452

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$33,297	$38,565
Accounts and unbilled receivables, net	6,407	4,514
Property and equipment, net	3,333	3,701
Goodwill and intangible assets, net	2,737	2,868
Long-term tax receivable	1,398	1,398
All other assets, net	745	582

Total assets	$47,917	$51,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,622	$2,025
Deferred revenue	3,146	3,933
Total stockholders’ equity	42,149	45,670

Total liabilities and stockholders’ equity	$47,917	$51,628

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax benefit. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure that is not calculated according to U.S. GAAP. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020 and three months ended June 30,2021.

AWARE, INC.

RECONCILIATON OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	($1,579)	($1,777)	($4,569)	($5,978)
Depreciation and Amortization	171	138	520	401
Stock based compensation	441	244	1,077	557
Interest Income	(1)	(7)	(3)	(174)
Benefit from income taxes	—	(736)	—	(1,416)

Adjusted EBITDA	($968)	($2,138)	($2,975)	($6,610)

	Three Months Ended
	September 30,	June 30,
	2021	2021
Net loss	($1,579)	($1,542)
Depreciation and Amortization	171	172
Stock based compensation	441	439
Interest Income	(1)	(1)

Adjusted EBIDTA	($968)	($932)

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Aware is a registered trademark of Aware, Inc.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.